Investor Fact Sheet NYSE: NJR

NJR CONTACTS
Dennis R. Puma, Director, Investor Relations	(732) 938-1229
Glenn C. Lockwood, Exec. Vice President & Chief Financial Officer	(732) 938-1491

September 11, 2012
RENEWABLE DIVERSIFICATION: NJR CLEAN ENERGY VENTURES ENTERS WIND ENERGY BUSINESS

On September 11, 2012, NJR Clean Energy Ventures (CEV), a wholly-owned subsidiary of New Jersey Resources, announced it has invested $8.8 million to acquire an approximate 20 percent equity interest in OwnEnergy, Inc., a leading developer of mid-sized and community wind projects.

Launched in 2007, OwnEnergy is a pioneer in the fast-growing mid-sized and community wind energy sector.
OwnEnergy manages the development process for on-shore wind projects to make them “shovel-ready.” The company partners with landowners, farmers, and local businesses to develop projects in the range of 10 to 80 megawatts (MW). It provides expertise in managing the permitting and technical study processes and structuring efforts of securing power contracts, equipment, and capital. Once the development work is completed, OwnEnergy will seek to sell the project and reinvest in other wind projects. To date, it has developed and sold projects totaling 141 MW of power and has a pipeline of more than 1,300 MW in various stages of development.
The Investment Benefit for CEV
From a strategic perspective, OwnEnergy's established industry and development expertise will serve as an asset to CEV in developing effective, first-hand knowledge of the wind energy business and the potential opportunity to invest capital in a viable renewable energy option representing a long-term earnings stream. The investment also provides the option, but not the obligation, for CEV to purchase shovel-ready projects. These “community size” projects fit the size profile for CEV investments.

CEV's potential investment in on-shore wind projects will help further diversify its renewable energy portfolio, as well as its risk profile, with less reliance on New Jersey Solar Renewable Energy Certificates and investment tax credits. NJR continues to expect the overall annual earnings contribution from its renewable investments will continue to be in the range of 15 to 25 percent, with New Jersey Natural Gas, its core utility continuing to provide the majority of annual net financial earnings.

Like solar, wind power development is driven by renewable portfolio standards (RPS) and incentives. Twenty-nine states and the District of Columbia have RPS that require renewable energy to be a part of the generation portfolio that serves their respective energy needs. It is estimated that approximately 77,000 MW of capacity is required by 2025 to satisfy these RPS requirements.

The main incentive for wind projects is a production tax credit (PTC), an income tax credit of approximately $23 per megawatt hour(MWh) for the production of electricity from wind projects, adjusted by the Consumer Price Index on an annual basis. The PTC was created under the Energy Policy Act of 1992 and applies for the first 10 years of electricity production. It is currently set to expire on December 31, 2012. Elimination of the PTC would significantly slow wind energy construction. On August 2, 2012, the United States Senate Finance Committee passed a tax extender package, which included the PTC, that is expected to be voted upon by the full Senate following its August recess. Importantly, the extension would allow projects that begin construction in 2013 to qualify for the PTC, instead of requiring a project to be placed in service by the end of 2013. There is bipartisan support of the extension given that the wind industry is a major job creator; nearly 70 percent of components for wind turbines are manufactured in the United States. The House is not expected to take up the issue prior to the November elections.

Given the uncertainty of the renewal of the PTC, CEV will initially evaluate wind investments that provide adequate returns through fixed revenue streams, such as Power Purchase Agreements, without reliance on PTCs and focus on states with attractive RPS requirements.

According to the American Wind Energy Association, the United States had over 50,000 MW of wind capacity installed at the end of June 2012, powering 13 million homes, or the equivalent of 44 typical coal plants or 11 nuclear plants, with virtually no pollution or water use.

The capital requirement for construction of an on-shore wind project currently ranges between $1.8 to $2.2 million per MW.
About New Jersey Resources
New Jersey Resources, a Fortune 1000 company, provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With $3 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve half a million customers; develops and manages a diverse portfolio of 1.5 Bcf/day of firm transportation and over 62.1 Bcf of firm storage capacity; offers low-carbon, clean energy solutions through its commercial and residential renewable energy programs and provides appliance installation, repair and contract service to nearly 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njresources.com, “Like” us at facebook.com/NewJerseyNaturalGas or follow us on Twitter @NJNaturalGas.

Forward Looking Statements
This investor fact sheet contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Certain statements contained in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  "Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should,” “will” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management's current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR.  There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on NJR will be those anticipated by management.    Forward-looking information in this release includes, but is not limited to, certain statements regarding NJR's expectations for CEV's investment in OwnEnergy, NJR's overall renewable energy strategy and the expected annual contribution of CEV to NJR's earnings.

FOR FURTHER INFORMATION CONTACT:
Dennis R. Puma, Director, Investor Relations, 732-938-1229
dpuma@njresources.com

Glenn C. Lockwood, Executive Vice President and Chief Financial Officer, 732-938-1491
gclockwood@njresources.com

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